EXHIBIT 99.1

News from PC Connection, Inc.

730 Milford Road, Merrimack, NH 03054 * 603-683-2278 * www.pcconnection.com

For more	Karin Bakis
information	Public Relations Director
contact:	(603) 683-2308	For Immediate Release

PC CONNECTION, INC. ACQUIRES

CERTAIN ASSETS OF AMHERST TECHNOLOGIES

MERRIMACK, N.H., October 24, 2005 — PC Connection, Inc. (NASDAQ: PCCC), a leading direct marketer of information technology (IT) products and solutions, today announced it acquired certain assets of Amherst Technologies L.L.C. of Manchester, N.H., an IT solution provider that focused on the medium-to-large corporate market, for $7,751,000 in cash. The acquired assets include all customer relationships and related intangibles; intellectual property; and miscellaneous furniture, fixtures, and equipment. Most of the acquired assets will be combined with the Company’s MoreDirect, Inc. subsidiary to expand its reach into the medium-to-large corporate customer segment and enhance its sales efforts. The remaining assets will be combined with either the Company’s PC Connection Sales Corporation subsidiary, which sells to the small- and medium-sized business market, or Merrimack Services Corporation (dba PC Connection Services), which provides back-end services to all sales subsidiaries and includes ServiceConnection®, a division that offers a suite of value-added IT services.

Patricia Gallup, Chairman and Chief Executive Officer of PC Connection, Inc., said, “The purchase of assets of Amherst Technologies fits well with our goal of growing our business through acquisitions that allow us to add new customers and new talent. This acquisition particularly reinforces our commitment to the medium-to-large corporate sector, and at the same time helps build our ServiceConnection business by offering an even broader range of higher-end services to fulfill all of our customer needs.”

Starting today, Amherst Technologies is a division of MoreDirect, Inc., and operates out of existing Amherst Technologies facilities in Manchester, N.H., Dallas, El Paso, and Houston, TX, as well as satellite sales locations throughout the country. MoreDirect, Inc. President Jim Garrity will oversee the

Amherst Technologies division. Account teams for the new division are immediately available to service their customers. In the coming weeks, customers will begin to realize the benefits of MoreDirect’s flexible TRAXX® system, a seamless end-to-end interface which empowers clients to electronically source, evaluate, compare prices, and track technology product purchases in real-time.

Jim Garrity, President of MoreDirect, Inc., said, “We are excited to welcome the talented sales and support associates of Amherst Technologies into our organization, and to be working more closely with the ServiceConnection team to meet the needs of our growing customer base. The combination of MoreDirect’s capabilities and resources with Amherst Technologies’ historic, and ServiceConnection’s premiere, offerings will allow us to provide a powerful combination of products and services to our valued enterprise customers.”

By incorporating Amherst Technologies’ service capabilities into ServiceConnection, new product certifications can be gained from leading manufactures such as Cisco Systems, Hewlett-Packard, and IBM. This allows the PC Connection, Inc. sales subsidiaries — MoreDirect, Inc. and GovConnection, Inc. — that are targeting higher-end corporate, government and education customers to offer the most comprehensive product lines and service levels available.

About PC Connection, Inc.

PC Connection, Inc., a Fortune 1000 company, has three sales subsidiaries, PC Connection Sales Corporation, GovConnection, Inc., and MoreDirect, Inc., headquartered in Merrimack, NH, Rockville, MD, and Boca Raton, FL, respectively. All three subsidiaries can deliver custom-configured computer systems overnight.

MoreDirect, Inc. (561-237-3300), www.moredirect.com, provides corporate technology buyers with a comprehensive web-based e-procurement solution and in-depth IT supply-chain expertise, serving as a one-stop source by aggregating more than 300,000 products from the inventories of leading IT wholesale distributors and manufacturers. MoreDirect’s TRAXX® system is a seamless end-to-end interface which empowers clients to electronically source, evaluate, compare prices, and track related technology product purchases in real-time.

PC Connection Sales Corporation (1-800-800-5555) is a rapid-response provider of information technology (IT) products and solutions offering more than 100,000 brand-name products to businesses through its staff of technically trained sales account managers and catalog telesales representatives, catalogs, and publications, and its Web site at www.pcconnection.com. The subsidiary serves the Apple/Macintosh community through its MacConnection division (1-800-800-2222), which also publishes specialized catalogs and is online at www.macconnection.com.

GovConnection, Inc. (1-800-800-0019) is a rapid-response provider of IT products and solutions to federal, state, and local government agencies and educational institutions through specialized account managers, catalogs, and publications, and online at www.govconnection.com.

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements that are subject to risks and uncertainties, including, but not limited to, the Company’s success at integrating the acquired assets of Amherst Technologies into its businesses, the impact of the costs of acquisition and integration, the ability of the Company to hire and retain Amherst Technologies sales representatives and other essential personnel, the impact of changes in market demand and the overall level of economic activity, or in the level of business investment in information technology products, competitive products and pricing, product availability and market acceptance, new products, fluctuations in operating results and other risks detailed under the caption “Factors That May Affect Future Results and Financial Condition” in the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission for the quarter ended June 30, 2005.

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